Exhibit 10.28

Shopify Capital Agreement

Total owed:	Loan amount:	Repayment rate:
$565,000.00 USD	$500,000.00 USD	14% of daily sales

Every 60 days you’ll be expected to repay at least $94,167.00 USD. These are your 60-day milestones:

July 16, 2021	September 14, 2021	November 13, 2021	January 12, 2022	March 13, 2022	May 12, 2022

This Loan Agreement (“Agreement”), dated as of the Funding Date (as defined below) is between Shopify Capital Inc., a Virginia Corporation (“Lender,” “We,” “Us” or “Our”), which is an affiliate of Shopify Inc., a Canadian Corporation, and Synergy CHC Corp (“Borrower,” “You,” or “Your”). The parties hereto, intending to be legally bound hereby, agree to the following terms and conditions:

I. Definitions.

As used in this Agreement, the following words have the meanings as specified below:

Account	has the meaning set forth in Section IV.2(i).

ACH Failure Fee	has the meaning set forth in Section IV.2(ii) and the maximum amount permitted by applicable law.

Activation Date	means the day after the Funding Date or such later date as Lender may, in its sole and absolute discretion, designate in writing to Borrower.

Arbitration Provision	has the meaning set forth in Section XII.1.

Authorized Representative	means each Owner or any individual who has been authorized by Borrower to obtain the Loan, access the Shopify Services Account and SMBA and any other Account and has authority to accept agreements on behalf of Borrower.

Bi-Monthly Adjustment	has the meaning set forth in Section IV.1(ii).

Payment Bi-Monthly Payment Date	means the last day of every Bi-Monthly Period.

Bi-Monthly Period	means every 60-day period, commencing on the Activation Date and ending on the day the Total Payment Amount is received by Lender.

Claims	has the meaning set forth in Section XII.1.

Collateral	has the meaning set forth in Section V.1.

Daily Payment	means the daily payments due to Lender, which shall be an amount equal to the Shopify Account Credits attributed to Borrower’s Shopify Services Account for such day multiplied by the Daily Payment Percentage. If Borrower does not have any Shopify Account Credits for any given day, then there shall be no Daily Payment for such day.

Daily Payment Percentage	means 14%.

Event of Default	means the occurrence of an event described in Section VIII.

Funding Date	means the date on or after the date of this Agreement when Lender funds the Loan into the SMBA.

Lender Information	has the meaning set forth in Section X.16.

Loan	has the meaning set forth in Section II.

Make-up Payments	means deductions from Your Account, as applicable, initiated by Lender or the Processor or any Other Processor for the benefit of Lender if any of Lender, Processor or Other Processor, as applicable, was unable to effect a transfer for any payment due hereunder on a particular day, because of insufficient funds in Your Account or any other reason.

Manual Payment	has the meaning set forth in Section IV.1.(iii).

Maturity Date	means the one year anniversary of the Activation Date or such later date as Lender may,in its sole and absolute discretion, designate in writing to Borrower.

Minimum Bi-Monthly Payment Amount	means 16.7% of the Total Payment Amount.

Obligations	means, collectively, Borrower’s obligations under this Agreement, including Your obligation to pay the Total Payment Amount, and any other fees or expenses due hereunder (including, without limitation, any ACH Failure Fee and the reasonable attorney’s fees and expenses that arise upon an Event of Default, including after the filing of a bankruptcy or other insolvency proceeding, regardless of whether allowed or allowable in whole or in part as a claim in such bankruptcy or other insolvency proceeding); and Borrower’s obligation to pay all other obligations and liabilities owed to Lender under any other document or agreement now or hereafter entered into between Lender and Borrower.

Other Business Account	means, collectively, all bank accounts associated with Shopify Services accounts of Borrower, or principals, subsidiaries or affiliates of Borrower, and into which funds related to Other Business Receivables are deposited.

Other Business Receivables	means the receivables of a business owned or operated by Borrower or the principals, subsidiaries or affiliates of Borrower, other than the Shopify Store, including any funds that are credited to one or more Accounts or Shopify Services accounts of Borrower or the principals, subsidiaries or affiliates of Borrower (other than the Shopify Services Account), regardless of source.

Other Processor	means, collectively and individually, any processor, acquirer, service provider or financial institution taking custody of, holding, possessing or issuing payment instructions with respect to any Other Business Receivables.

Outstanding Total	means the Total Payment Amount, less the aggregate amounts of Payments received by

Payment Amount	Lender.

Owner	means any parent company, controlling shareholder, sole proprietor, principal or member of Borrower.

Payments	means, collectively, the Daily Payments, Bi-Monthly Adjustment Payments and any Manual Payments

Processor	means, collectively and individually, any processor, acquirer, service provider or financial institution taking custody of, holding, possessing or issuing payment instructions with respect to the Shopify Account Credits.

Processor Terms of Service	means the agreement, as it may be amended from time to time, under which Processor or Other Processor (along with other applicable third parties) provides Borrower with payment services.

Register	has the meaning set forth in Section XIII.

Shopify Account Credits	means all funds from transactions associated with Your Shopify Services Account while you have a Loan with Us, regardless of source, whether those funds are credited through cash, bank checks, credit, debit, and other types of payment cards, electronic money transfers, such as Automated Clearing House or “ACH” debits and PayPal® money transfers or other forms of payment, excluding only the Loan.

Shopify Admin	means the administrative dashboard associated with Borrower’s Shopify Services Account.

Shopify Merchant Bank	means the bank account of Borrower set out in the Shopify Admin, and into which (1) the

Account or SMBA	Shopify Account Credits settle (less any transaction or other related fees); and (2) the Loan would be funded.

Shopify Services	means the ecommerce software and services provided to Borrower by Lender’s affiliate Shopify Inc.

Shopify Services Account	means the account provisioned by Shopify Inc. to Borrower in respect of the Shopify Services.

Shopify Store	means Synergy CHC Corp.

Shopify Terms of Service	means the agreement, including the Shopify Acceptable Use Policy and any other documents incorporated by reference, as may be amended from time to time, under which Shopify Inc. provides Borrower with the Shopify Services.

Total Payment Amount	means 565000.00, which is the total amount (except for any costs, fees or other damages payable upon an Event of Default or any amounts due under Borrower’s indemnification obligations under this Agreement) that Borrower promises to pay Lender as consideration for the Loan.

II. Loan Funding.

By clicking on “Accept Terms,” You are making a request for Lender to complete its diligence and to make the Loan (as defined below). For this diligence, and for purposes of any further lending requests, We may obtain and review any information on the Borrower or the individual executing this Agreement on behalf of the Borrower that We are permitted by applicable law or your consent to obtain and review for this purpose, including (1) Your Shopify Services Account history; (2) the credit history of the Borrower and the individual executing this Agreement on behalf of the Borrower; and (3) information about any financial accounts Borrower and the individual executing this Agreement on behalf of the Borrower have with third-party institutions, including transaction data with respect to such accounts, which We may obtain directly or through third-party services. You authorize Us to obtain account information from third-party services for the purpose of authenticating or obtaining information about accounts You have with financial institutions, and acknowledge that You may be required to provide such authorization directly to such third parties. If You do not provide the required authorization to the third-party services described above, Lender may decline to proceed with Your request for funding. We also may decline to proceed with Your request for funding if a financial institution prevents us or our service provider to access Your account, even if you did not instruct the financial institution to do so. If Lender is satisfied with the results of its diligence, in its sole and absolute discretion, Lender shall accept the Agreement and lend to Borrower, in a single payment to be made on a date determined by Lender to the SMBA, the sum of $500,000.00 USD (the “Loan”). This Agreement will not take effect unless We accept it by funding the Loan. THE LOAN SHALL BE MADE BY LENDER IN ITS SOLE AND ABSOLUTE DISCRETION, AND BORROWER’S ACCEPTANCE OF THIS AGREEMENT SHALL NOT BE CONSTRUED TO OBLIGATE LENDER TO MAKE THE LOAN

III. Business Purpose, Business Account and Arbitration.

1.	Business Purpose. You represent and warrant that You are obtaining this Loan and will use the funds received in connection with this Loan for business purposes only. You will not use this Loan for personal, family or household purposes. You understand that You are not receiving a consumer loan and that statutory and regulatory protections for consumers will not apply to Your Loan. You also understand that We are not obligated to confirm whether the use of any funds provided conforms to this section. You agree that Your breach of this section will not affect Lender’s right to (a) enforce Your promise to pay all Obligations and amounts owed under this Agreement, regardless of the purpose for which the funds are in fact obtained, or (b) use any remedy legally available to Lender, even if that remedy would not have been available had the funds been provided for consumer purposes.

2.	Business Account. You represent, warrant, acknowledge and agree that the SMBA, any substitute Account and the Shopify Services Account are each business accounts used solely for business purposes only and that the Account(s) named above are not and will not be used for personal, family, consumer or household purposes.

3.	Arbitration. This Agreement requires the use of arbitration on an individual basis to resolve disputes rather than jury trials or class actions (as discussed in Section XII).

IV. Repayment of the Loan; Authorizations.

1.	Repayment Terms.

	i.	Borrower promises to pay Lender the Total Payment Amount by making Daily Payments to Lender, starting on the Activation Date until the Total Payment Amount is received by Lender.

	ii.	In addition to the Daily Payments, Borrower agrees that every Bi-Monthly Payment Date, to the extent that the aggregate amount of Payments paid prior to the current Bi-Monthly Payment Date were less than the Minimum Bi-Monthly Payment Amount multiplied by the number of Bi-Monthly Periods that have occurred from the Activation Date to the current Bi-Monthly Payment Date, Borrower will pay Lender the difference between the Minimum Bi-Monthly Payment Amount and the aggregate amount of Payments during the current Bi-Monthly Period (the “Bi-Monthly Adjustment Payment”).

	iii.	In addition to the Daily Payments and Bi-Monthly Adjustment Payments, You may make one or more additional payments for any amount, up to and including the then-remaining Outstanding Total Payment Amount (“Manual Payments”). Manual Payments may be made only by ACH, or such other method that Shopify permits, in its sole discretion, from time to time. Shopify may refuse any attempted Manual Payment or impose limits on the frequency or amounts of Manual Payments at any time if Shopify suspects fraud or has any other concerns about the payment. If You make a Manual Payment that is less than the Outstanding Total Payment Amount and We successfully take delivery of the Manual Payment, the Outstanding Total Payment Amount will be adjusted by the amount of such Manual Payment. If You select to pay the entire Outstanding Total Payment Amount, and We successfully take delivery of the Manual Payment in such amount, You will have no further obligations to Us under the Agreement. If We do not successfully take delivery of the Manual Payment or the Manual Payment is reversed or disputed, then any credit to the Outstanding Total Payment Amount applied as a result of the Manual Payment will be reversed as of the date it was applied and You will continue to be obligated to repay Your Loan under the Agreement until the Total Payment Amount has been repaid.

	iv.	In addition to the Daily Payments, the Bi-Monthly Adjustment Payments and, as applicable, any Manual Payments, to the extent that there is an Outstanding Total Payment Amount on the Maturity Date, Borrower agrees to pay the Outstanding Total Payment Amount on the Maturity Date.

2.	Fund Transfers. To the extent that Processor or Other Processor, if applicable, is not acting on behalf of Lender pursuant to clause (i) below or as Lender may otherwise determine, Lender may act in accordance with clause (ii) below.

	i.	Processing Arrangement. Borrower explicitly authorizes and directs Processor or Other Processor to transfer to Lender from the SMBA, any Other Business Account and/or any other account containing Your Shopify Account Credits or Other Business Receivables (collectively, the “Account”) (a) each Daily Payment on a daily basis until the Total Payment Amount has been delivered to Lender, (b) each Bi-Monthly Adjustment Payment on each Bi-Monthly Payment Date, if any, until the Total Payment Amount has been delivered to Lender, (c) the Outstanding Total Payment Amount on the Maturity Date, and (d) in the event that We declare the entire Outstanding Total Payment Amount (plus any other amounts due under this Agreement) to be immediately due and payable upon an Event of Default, to deliver to Us the then Outstanding Total Payment Amount plus the amount of any other outstanding Obligations, together with any other amounts due under this Agreement. Upon an Event of Default, You irrevocably authorize Processor and any Other Processor to deliver all funds on deposit in any Account to Us until We have received the Outstanding Total Payment Amount (plus any other amounts due under this Agreement). You agree that any Processor and Other Processor may rely on any instructions issued by Us with respect to the delivery of funds on deposit in any Account, including, but not limited to, an instruction to deliver to Us all Shopify Account Credits, Other Business Receivables, and funds on deposit in any such Accounts to Us until the then Outstanding Total Payment Amount (plus any other amounts due under this Agreement) are delivered to Us after an Event of Default. You agree that You do not have the right to revoke or otherwise seek to override the authorization set forth herein and that this authorization may only be revoked by Us. If there has been no Event of Default, no Processor or Other Processor will deliver to Us any particular payment owed hereunder if such payment has already been delivered to Us by Processor or Other Processor, as applicable, or We have taken such amount via clause 2(ii) below.

	ii.	Shopify Electronic Fund Transfer Authorization. You irrevocably authorize Us (which includes, for the purposes of this authorization, Our agents, service providers, successors and assigns) to take delivery of any payment required under this Agreement by initiating an electronic fund transfer via the ACH network from any Account. You authorize Us, to initiate a single ACH for the combined amounts of different Payments owed hereunder (e.g. initiate a single ACH on Monday for Daily Payments that were created on Friday, Saturday and Sunday, or initiate a single ACH which combines a Daily Payment and a Bi-Monthly Adjustment Payment) or to initiate individual ACHs for any such Payments. We will not initiate an ACH for any Payments delivered to Us via clause 2(i). After the occurrence of an Event of Default, You irrevocably authorize Us to initiate ACHs from any Account until We have received the Outstanding Total Payment Amount (plus any other Obligations or amounts due under this Agreement). You also authorize Us to initiate ACH credits or debits to any Account to correct any errors We may make in processing a payment. In the event that an ACH is returned unpaid, You authorize Us to re-initiate the ACH until it is paid and to initiate a separate ACH or to add to a reinitiated ACH the amount of any ACH Failure Fee. You agree that You will not cancel this authorization or instruct any depository holding Shopify Account Credits (or, after an Event of Default, any other depository holding Other Business Receivables) to reject Our ACHs. You promise that the Account is used for business purposes and not for personal, family, consumer or household purposes and that You are an authorized signor on the Accounts. You agree to be bound by the rules and regulations of any applicable payment networks as may be required to effect any of the transactions authorized under this section. We are entitled to receive from You and You agree to pay the ACH Failure Fee for each rejected or dishonored ACH attempt, check, or wire transfer withdrawal, as the case may be.

3.	Make-up Payments; Transfer Size/Timing. If any of Lender, Processor or Other Processor is unable to effect a transfer for any payment due hereunder, You authorize and direct Lender, Processor or Other Processor, as applicable, to deduct any available funds from Your Account, as applicable, to make up any deficit on subsequent days through additional transfers in excess of the payment amounts then due on such subsequent days until the full amount due (that was initially insufficient) has been delivered to Lender in full. You authorize and direct any of Lender, Processor or Other Processor to initiate transfers for Make-up Payments in combination with any Payments due on subsequent days or as separate transfers. You agree that any transfers may be split into multiple, smaller transfers and/or initiated the moment funds are credited to the Account, as applicable.

V. Security Interest; Collateral.

1.	As security for all Obligations, Borrower hereby grants, assigns and pledges to Lender a continuing and unconditional lien on and security interest in and to the following, whether now owned or hereafter acquired or arising and wherever located (collectively, the “Collateral”): (a) all Accounts , and all balances in such Accounts and any other businesses owned or operated by Borrower, (b) all general intangibles (as that term is defined in Article 9 of the Uniform Commercial Code as in effect in the state referred to in the Borrower’s address as set out in the Shopify Admin), all payment intangibles, all rights to payment, all accounts receivable (including the Other Business Receivables), and all other rights (whether arising under common law, statutes, regulations, or otherwise), of Borrower, in each case, arising with respect to, or in connection with, the Accounts, (c) all money, cash equivalents, and other assets of Borrower that now or hereafter come into the possession, custody, or control of Lender, Processor or Other Processor (or any of their respective agents or designees) and (d) all of the proceeds (as such term is defined in the applicable UCC) and products, whether tangible or intangible, of any of the foregoing.

2.	In furtherance of the intentions of the parties hereto, this Agreement shall constitute written notice to all interested parties of Lender’s security interest in the Collateral. Borrower acknowledges and agrees that so long as any of the Obligations remain outstanding, all Accounts and any funds on deposit from time to time therein shall be under the sole dominion and control of Lender. Neither Borrower nor any other person or entity, acting by, through or under Borrower, shall have any control over the use of, or any right to withdraw any amount from such Accounts without the consent of Lender, provided that Lender shall be deemed to have granted such consent until such time as the occurrence of an Event of Default. In addition, Lender shall have the exclusive rights (i) to require that any bank or securities intermediary at which any Collateral may be located acknowledge Lender’s security interest in and control of the Collateral for purposes of perfecting Lender’s security interest therein and (ii) to direct and provide instructions to such bank or securities intermediary as to the disposition of the Collateral to fulfill Borrower’s Obligations herein. Borrower agrees that Borrower shall execute and deliver any document requested by Lender to perfect and continue its security interest in the Collateral, including, but not limited to, any account control agreements.

3.	You authorize Us to file one or more UCC-1 financing statements to memorialize and perfect on the security interest granted to Us hereunder. Any financing statements may include notice that You have given a negative pledge of the Collateral.

VI. Representations and Warranties.

Borrower represents and warrants that, as of the date of this Agreement and during the term of this Agreement:

1.	Your form of organization is correctly set forth in the Shopify Admin. Unless You are an individual or sole proprietorship, You were duly incorporated or formed and are validly existing and in good standing under the laws of the state of the business address reflected in Your Shopify Admin. You further represent and warrant that: (i) You are duly qualified, licensed and in good standing in every state in which You are doing business; (ii) Your principal office and the location where You keep Your records concerning Your accounts, contract rights and other property, are accurately reflected in Your Shopify Admin; (iii) Your exact legal name is accurately set forth in the Your Shopify Admin and in this Agreement; (iv) You have provided Us with any fictitious names; (v) You have the requisite power and authority, and the legal right, to own, lease and operate Your properties and assets and to conduct Your business as it is now being conducted and to enter into this Agreement; (vi) You are complying and will comply with all laws, statutes, regulations and ordinances pertaining to the conduct of Your business; (vii) all of Your organization papers and all amendments thereto have been duly filed and are in proper order, and any capital stock, member interest or other equity issued by You and outstanding was and is properly issued; and (viii) all Your books and records are accurate and up to date and will be so maintained.

2.	No consent or authorization of, filing with, notice to or other act by, or in respect of, any governmental authority or any other individual or entity is required in order for You to execute, deliver, or perform any of Your obligations under this Agreement. The execution, delivery and performance of the Agreement and any other document executed in connection therewith are within Your powers, have been duly authorized, and are not in contravention of law or the terms of Your charter, by-laws or other organization papers, if any, or of any indenture, contract, agreement or undertaking to which You are a party. You are not subject to any charter, corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction that could have a material adverse effect on Your financial condition, business or prospects. You are in compliance with Your organization documents and by-laws, if any, and all contractual requirements by which You may be bound and where the failure to comply might materially adversely affect Your financial condition, business or prospects or Your ability to perform Your obligations under this Agreement.

3.	There is no action, suit, proceeding or investigation pending or, to Your knowledge, threatened against or affecting You, Your Shopify Store or any of Your assets that, if determined adversely, could have a material adverse effect on Your financial condition, business or prospects or Your ability to perform Your obligations under this Agreement.

4.	This Agreement is Borrower’s valid, legal and binding obligation, enforceable against Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.	You have not sold nor are subject to any other contract or agreement that provides for the sale, assignment or any other transfer of any interest in the Collateral as of the date of this Agreement. You have good, complete and marketable title to the Collateral, free and clear of any claims, charges, liens, restrictions, encumbrances or security interests of any nature whatsoever, other than in favor of Lender. The Shopify Account Credits are and will be the proceeds of bona fide transactions with Borrower’s customers arising out of the Shopify Store.

6.	Borrower does not presently intend to cease to operate the Shopify Store, either permanently or temporarily. Borrower is solvent and does not contemplate bankruptcy or insolvency proceedings. Borrower has not filed any petition for bankruptcy protection and there has been no involuntary petition threatened or filed against Borrower. Borrower does not anticipate the voluntary or involuntary filing of any such bankruptcy petition.

7.	All federal, state, local and foreign tax returns and tax reports, and all taxes due and payable that are required to be filed by Borrower have been or will be filed and paid, on a timely basis (including any extensions). All such returns and reports are and will be true, correct and complete. Borrower has no material liabilities and, to the best of its knowledge, knows of no material contingent liabilities, except current liabilities incurred in the ordinary course of business.

8.	You are entering into this Agreement for business purposes and not as a consumer or for personal, family, consumer or household purposes. Any credit extended under this Agreement, including the Loan, is solely for business purposes and not for personal, family, consumer or household use.

9.	Any attempt to receive the Loan or pay Your Daily Payment, Bi-Monthly Adjustment Payment, Manual Payment or Outstanding Total Payment Amount through any account other than the SMBA will entitle Processor, any Other Processor and Lender to consider any such account as part of Your SMBA for purposes of this Agreement.

10.	Each Authorized Representative is at least 18 years of age and has the legal capacity and all necessary authority to bind You to this Agreement.

VII. Covenants.

Borrower agrees to comply with the covenants in this Agreement and to be bound by the terms and conditions of this Agreement. In this regard, Borrower irrevocably agrees that, during the term of this Agreement, Borrower shall:

1.	Cause the SMBA and any substitute Accounts to remain in good standing.

2.	Comply with the Processor or Other Processor Terms of Service in connection with all payments Borrower accepts and processes during the term of this Agreement.

3.	Provide account statements for any account into which Shopify Account Credits are deposited or transferred, any bank account reflected in Borrower’s Shopify Admin, and any account opened without Lender’s permission at any time during the performance of this Agreement (including, but not limited to, any other bank accounts associated with other Shopify Services account(s) of Borrower), no later than five (5) business days after Our request. You agree that if You own or operate any other business other than the Shopify Store, You will keep separate accounting records for each business.

4.	Not take any action that would discourage those making payments to Borrower from paying via a method that settles into the SMBA or permit any event to occur that could have an adverse effect on the making of such payments into the SMBA.

5.	Not withdraw funds from the SMBA prior to Lender receiving the Daily Payment for such day.

6.	Not, without Our prior written consent (i) change Your name (including any d/b/a name), place of business, chief executive office (if applicable), or organizational identification number, if any, (ii) change Your type of organization, jurisdiction of organization or other legal structure, (iii) materially change the goods or services sold by the Shopify Store, (iv) materially change the nature of the Shopify Store, (v) change the methods by which You accept or process payments, (vi) close the Shopify Store or cease operations (either permanently or temporarily).

7.	(i) preserve, renew and maintain in full force and effect Your corporate or organizational existence, (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable for the normal conduct of Your business, and (iii) remain duly qualified, licensed and in good standing in Your state of organization (if any) and every other state in which You are doing business.

8.	Not create, incur or assume any indebtedness or borrow money, except for the Loan and trade debt incurred in the ordinary course of Borrower’s business.

9.	Not create or permit any lien or other encumbrance to be placed on the Collateral, other than in favor of Lender.

10.	Not permit any event to occur that could cause diversion of (i) any amounts payable to or from any Account or (ii) the Shopify Account Credits from Lender.

11.	Maintain all of Your contact information current, including primary electronic mail address for Your Shopify Services Account and SMBA, Your phone number, and physical address, and notify Lender promptly of any change to Your phone number or physical, electronic mail and/or website address(es).

12.	Cooperate fully with Lender to take all necessary actions required to effectuate Borrower’s obligations hereunder, including, but not limited to, signing any and all documents Lender deems necessary or appropriate.

13.	Only use the Loan, the SMBA, any substitute Account and the Shopify Services Account for commercial or business purposes, in the ordinary course of business, and not for personal, family, consumer or household purposes.

14.	Not, without Our prior written consent, merge or consolidate with or into any other business entity or enter into any joint venture or partnership with any person, firm or corporation.

15.	Be solely responsible for the payment of any fees and charges imposed with respect to the Accounts, or any processing agreement with the Processor or Other Processor. The Total Payment Amount, any fees payable for Shopify Services, any Obligations owing hereunder and any other amount payable to Lender under this Agreement, do not include processing fees, charges, or any other amounts payable to Processor or Other Processor deducted from the Shopify Account Credits.

16.	Provide promptly to Lender, from time to time at Lender’s request, purchase transaction files maintained by Borrower, and any other information related to past purchases, Shopify Account Credits, or the transactions contemplated by this Agreement, whether created for the purpose of audit or otherwise, and such information about Your financial condition and operations as We may from time to time reasonably request.

17.	Maintain on Your property insurance of responsible and reputable companies in such amounts and covering such risks as is prudent and is usually carried by companies engaged in businesses similar to that of Borrower; Borrower shall furnish Lender, on request, with certified copies of insurance policies or other appropriate evidence of compliance with the foregoing covenant.

18.	Promptly provide notice to Us in writing upon becoming aware of any Event of Default, the occurrence or existence of an event which, with the passage of time or the giving of notice or both, would constitute an Event of Default, or any material adverse change in Your cash flow, business operation or business ownership.

19.	Provide to Lender, upon request, documentation confirming the authority of any Authorized Representative.

20.	Settle or “batch out” Your receipts with Processor or Other Processor on a daily basis.

21.	Not make any changes to the SMBA, any other Account or the Shopify Services Account that would adversely effect Lender.

VIII. Events of Default.

In addition to the events of default identified elsewhere in this Agreement, You will be in default under this Agreement, and an “Event of Default” will be deemed to have occurred, if:

1.	You fail to pay any of the Outstanding Total Payment Amount or the Bi-Monthly Adjustment Payment as and when due.

2.	During the term of the Loan, Processor, Other Processor or Lender initiates transfers for Make-up Payments in connection with more than three separate Daily Payments.

3.	You materially breach any of the representations or warranties made in this Agreement.

4.	You fail to perform or complete any covenant in this Agreement.

5.	You seek to close or terminate Your Shopify Services Account, SMBA or any substitute Account while there is an Outstanding Total Payment Amount.

6.	You become insolvent, file for bankruptcy protection, dissolve, die or become incapacitated.

7.	You attempt to terminate this Agreement while there is an Outstanding Total Payment Amount.

8.	You authorize any third party, without Our prior written consent, to make transfers out of Your SMBA or substitute Account or divert payments away from Your SMBA or substitute Account.

9.	You sell, transfer or otherwise encumber or attempt to sell, transfer or otherwise encumber Collateral without Our prior written consent.

10.	You sell all or substantially all of Your assets used in the operation of Your business to a third party without Our prior written consent.

11.	You become a party to or the subject of any agreement pursuant to or as a result of which any person or group of persons acquires control, directly or indirectly, of Your business without Our prior written consent.

12.	You materially change the operation of Your business (including, without limitation, shutting down or ceasing operations or changing industry, concept, size, etc.) without Our prior written consent.

13.	You stop accepting a particular method of payment while You remain open for business.

14.	You change Your legal name or jurisdiction of formation or carry on business through a different business entity.

15.	A default or other similar event occurs under any other loan agreement or merchant cash advance agreement You have with Lender or an affiliate of Lender.

16.	You breach the Processor or Other Processor Terms of Service or the Shopify Terms of Service, including the Shopify Acceptable Use Policy.

17.	You close or suspend your Shopify Services Account.

18.	You decide, for whatever reason, to cease doing business.

IX. Consequences of Event of Default.

Upon an Event of Default, Lender in its sole and absolute discretion may:

1.	Declare the Outstanding Total Payment Amount and any other Obligations or liabilities of Borrower to Lender to be forthwith due and payable immediately. At Our option (subject to any applicable law to the contrary), You agree to pay Lender any and all damages Lender incurs, including, without limitation, reasonable attorney’s fees and court costs if permitted by applicable law, in any way relating to the Loan, this Agreement, the Account, any substitute account, or an Event of Default, and agree to hold Lender harmless from any liability it may have to any other person(s) as a result of the Event of Default, the Loan or any Obligation.

2.	Take any of the following actions, or direct Processor or any Other Processor to take any or all of the following actions on Lender’s behalf in order to enforce Lender’s rights to collect from Borrower any funds due and owing as a result of such Event of Default (in addition to exercising all rights and remedies available under applicable law and as otherwise set forth in this Agreement and without waiver of any such rights and remedies):

i.	Place limitations on, and/or deduct funds owed to Lender from, any Account; and/or

ii.	Offset any amounts You owe under this Agreement against amounts to which You may be entitled under any agreement You have entered into with Us or an affiliate, including, but not limited to, agreements for payment processing services; and/or

iii.	Freeze, suspend, halt, terminate, or otherwise cease in any manner, any services We or an affiliate of Ours may provide You or Your affiliates.

X. Miscellaneous.

1.	Modifications; Amendments. No modification, amendment or waiver of, or consent to any departure by Borrower from, any provision of this Agreement will be effective unless made in a writing signed by each of Lender and the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Notwithstanding the foregoing, Lender may modify this Agreement for the purposes of completing missing content or correcting erroneous content, without the need for a written amendment, provided that Lender shall send a copy of any such modification to Borrower (which notice may be given by electronic mail).

2.	Assignment. We may assign, transfer or sell Our rights to receive the Total Payment Amount or any other rights hereunder or delegate Our duties hereunder, either in whole or in part, without prior notice to You, and without Your consent. Borrower may not assign or transfer its rights and obligations hereunder, either in whole or in part, without prior written consent from Us, which consent We may withhold in Our sole and absolute discretion.

3.	Governing Law/Forum. Except as set forth in the Arbitration Provision, (i) this Agreement, any transactions it contemplates, the construction of the terms of the Agreement and all transactions, and the interpretation, performance and enforcement of the rights and duties of You and Us, will be governed by and construed in accordance with the laws of Maine, except to the extent inconsistent with or pre-empted by federal law, without regards to conflicts of law principles; and (ii) the parties agree that the laws of Maine govern the entire relationship between the parties, including, without limitation, all issues or claims arising out of, relating to, in connection with or incident to this Agreement and any transaction it contemplates, whether such claims are based in tort or contract, or arise under statute or in equity. The parties acknowledge and agree that this Agreement is made and performed in Maine.

4.	Survival. Except as set forth in the Arbitration provisions, (i) all provisions of this Agreement, including Section XII, that, by their nature, are intended to survive Your performance of all obligations hereunder will survive and remain in full force and effect and (ii) all representations, warranties and covenants herein will survive the execution and delivery of this Agreement and will continue in full force until all obligations under this Agreement have been satisfied in full and this Agreement is as a result terminated.

5.	Waiver; Remedies. We reserve the right, at any time and in Our sole and absolute discretion, not to exercise any of Our other rights under this Agreement, and should We do so, We will not waive Our right to exercise the right as set forth in this Agreement in the future. Without limiting the foregoing, We may, at Our option accept partial payments without notifying You and without releasing You from Your obligation to pay all amounts owing under this Agreement in full or to otherwise perform the terms and conditions of this Agreement. You understand and agree that Your obligation to pay all amounts owing under this Agreement and otherwise to perform the terms and conditions of this Agreement are absolute and unconditional. No failure on Our part to exercise, and no delay in exercising, any right under this Agreement constitutes a waiver of such right, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of that right or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law or equity.

6.	Severability. In case any of the provisions in this Agreement are found to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the validity, legality and enforceability of any other provision contained herein will not in any way be affected or impaired, and that court will have the power to rewrite that provision to the maximum extent enforceable and the remainder of this Agreement will continue in full force and effect.

7.	Counterparts; Electronic Signatures. This Agreement may be signed in one or more counterparts, each of which constitutes an original and all of which when taken together constitute the same agreement. Electronic signatures will be deemed manual signatures, and each party to this Agreement may rely on an electronic signature as an original for purposes of enforcing this Agreement. For the avoidance of doubt, Borrower’s acceptance of the Agreement by clicking “Accept terms” will be deemed to constitute such party’s electronic signature and effective as a manual signature of each such party.

8.	Entire Agreement. This Agreement constitutes the entire agreement between Borrower and Lender relating to this Loan and supersedes any other prior or contemporaneous agreement between You and Us relating to this Loan. The terms of Your use of the Shopify Services and Shopify Services Account are unaffected by this Agreement.

9.	Inspection of Place of Borrower. We or Our designated representatives and agents have the right, during Your normal business hours and at other reasonable times, to examine Your business where located, including the interior and exterior. Any such examination may include, among other things whether You have a place of business that is separate from any personal residence, are open for business, have sufficient inventory to conduct Your business and have one or more point-of-sale terminals to process payment transactions. When performing an examination, We or Our designated representatives and agents may photograph the interior and exterior of any of Your places of business, including any signage, and may photograph any principals.

10.	Publicity. You and each Owner authorize Us to use Your, his or her name in a listing of clients and in advertising and marketing materials.

11.	Notices. All notices, requests, consents, demands and other communications hereunder must be in writing and delivered by electronic mail or certified mail, return receipt requested, to the respective parties to this Agreement, in the case of the Borrower, at the Borrower’s addresses set forth in the Shopify Admin, and in the case of the Lender, at 33 Montgomery St. Suite 750, San Francisco, CA 94105, and in each case will become effective only upon receipt.

12.	Binding Effect. This Agreement is binding upon and inures to the benefit of You and Us and Our respective successors and permitted assigns. Shopify Inc., Shopify Payments (USA) Inc., Processor and any Other Processor shall be third-party beneficiaries of this Agreement.

13.	Maximum Interest Rate. Regardless of any provisions contained in this Agreement or in any of the other Loan documents, Lender shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest (whether explicit or deemed to be interest by judicial determination or operation of law) on the Loan, any amount in excess of the maximum rate of interest permitted to be charged by applicable law, and in the event Lender ever receives, collects or applies as interest any such excess, such amount that would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such, and if the principal balance of the Loan is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Borrower and Lender shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment (other than payments that are expressly designated as interest payments hereunder) as an expense, fee or premium, rather than as interest, (ii) exclude voluntary prepayments and the effect thereof and (iii) spread the total amount of interest throughout the entire contemplated term of the Loan so that the interest rate is uniform throughout such term.

14.	Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

15.	Information Sharing between Lender, Processor and Other Processor. You authorize Lender to share with its affiliates, Processor and Other Processor any information in Lender’s records related to this Loan, including information about Your Shopify Services Account and Your payment history. You also authorize Lender’s affiliates and Processor or Other Processor to share with Lender any information in their records related to Your Shopify Services Account or any Account and any services Borrower obtains pursuant to the Processor or Other Processor. You also authorize Other Processor to share with Lender any information in its records related to any Other Business Receivables, any Shopify Services account, and any Account. You agree that there is no limitation on the purpose for which Lender may share such information with its affiliates, Processor or Other Processor or for which Lender’s affiliates, Processor or Other Processor may share such information with Lender. You further agree that Lender, Processor and Other Processor may use such information in their sole and absolute discretion.

16.	Disclosure.

	i.	Neither party will disclose the other’s confidential information to any third parties, except that Lender may make any disclosures (i) contemplated by this Agreement, (ii) that are reasonably necessary for consummation of this Agreement, (iii) to its affiliates, members, managers, investors, prospective investors, financing sources and equity holders and any external accountants, agents, attorneys and other advisors, (iv) to Processor or Other Processor, (v) as required or requested by any regulatory authority or examiner or any insurance association, (vi) as required by any applicable law, court decree, subpoena, or legal or administrative order or process, (vii) in connection with the exercise of any remedy hereunder or (viii) as agreed by Borrower.

ii.	Borrower understands and agrees that the terms and conditions of the products and services offered hereunder, including this Agreement and any other agreement related hereto (“Lender Information”), are proprietary and confidential information of Lender. Accordingly, unless disclosure is required by law or court order, Borrower shall not disclose any Lender Information to any other person other than an attorney, accountant or financial advisor who needs to know such information for purposes of advising Borrower; provided such person uses such Lender Information solely for the purposes of advising Borrower and first agrees not to disclose any Lender Information to any person.

17.	Credit Reports. Borrower agrees that a consumer report about Borrower may be obtained in connection with this Agreement. Any such report may contain information, including public record information, information about creditworthiness, credit standing, credit capacity, character, general reputation, personal characteristics, or mode of living, such as criminal history, age verification information, citizenship status or fraudulent activity. If adverse action is taken, based in whole or in part on the information contained in the consumer report, Borrower, as applicable, will be provided with the name, address, and telephone number of the consumer reporting agency as well as a summary of Borrower’s rights under the Fair Credit Reporting Act. Borrower voluntarily and knowingly authorizes and requests any consumer reporting agency engaged by Us to furnish the above-mentioned information. Borrower understands that the above-mentioned information may be obtained from a variety of sources, including, but not limited to, public records, credit bureaus and financial institutions. Borrower further authorizes Us to obtain the above-mentioned reports at any time during which this Agreement is in effect. Borrower acknowledges that We may report information about Borrower’s obligation under this Agreement to credit bureaus. A default under this Agreement may be reflected in Borrower’s credit report. You authorize Us to obtain reports regarding Your business at any time during which this Agreement is in effect. For the avoidance of doubt, Lender reserves the right to seek the consent of individual principals of the Borrower to obtain a consumer report about such principals in connection with this Agreement.

18.	Right To Cancel. Within three (3) business days of the Funding Date, You may cancel this Agreement by notifying Us in writing and returning to Lender the full amount advanced by Lender to Your SMBA on the Funding Date. Such notice and return of the amount of the Loan must be received by Us prior to midnight on the third business day after the Funding Date.

19.	Waiver. You waive and release any and all claims You may have against Processor or Other Processor that are in any way related to its respective duties as a processor.

20.	Indemnity; Limitation of Liability. YOU, YOUR SUCCESSORS AND PERMITTED ASSIGNEES AND AFFILIATES, AGREE TO FOREVER PROTECT, INDEMNIFY AND “HOLD HARMLESS” US, PROCESSOR, OTHER PROCESSOR(S), AND THEIR AND OUR RESPECTIVE SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, EMPLOYEES, MANAGERS, MEMBERS, AGENTS AND AFFILIATES, AGAINST ALL DAMAGES, EXPENSES, CLAIMS, SUITS, DEMANDS, COSTS, ATTORNEYS’ FEES OR LOSSES ARISING OUT OF OR ALLEGED TO HAVE ARISEN OUT OF OR IN CONNECTION WITH YOUR CONDUCT OF YOUR BUSINESS, YOUR PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT, THE DELIVERING OF ANY PAYMENTS TO US AS DESCRIBED IN THIS AGREEMENT, AND THE EXERCISE OF ANY OF OUR RIGHTS AS DESCRIBED IN THIS AGREEMENT. IN NO EVENT WILL WE, OUR AFFILIATES, PROCESSOR OR OTHER PROCESSOR(S) BE LIABLE TO YOU OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, REVENUE OR PROFIT OR LOSS OF DATA OR FOR ANY DIRECT, CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Borrower agrees that any amounts due to Processor or Other Processor under Your agreement with Processor or Other Processor takes priority over amounts to be delivered to Us under this Agreement.

21.	Power of Attorney. You grant to Us an irrevocable power of attorney, coupled with an interest, and appoint Us and Our designees as Your attorney-in-fact to take any and all actions necessary or appropriate to direct new or additional processors to make payment to Us as contemplated by this Agreement.

XI. Communications Between You and Lender.

1.	Automatic Reminders. We may use automated telephone dialling, text messaging systems and electronic mail to provide messages to You about the Loan. The telephone messages may be played by a machine automatically when the telephone is answered, whether answered by You or another party. These messages may also be recorded by Your answering machine or voicemail. You give Us permission to call or send a text message to any telephone number that You or Your Authorized Representative have given Us and to play pre-recorded messages or send text messages with information about this Agreement, the SMBA or Your Loan over the phone. You also give Us permission to communicate such information to You via electronic mail. You agree that We will not be liable to You for any such calls or electronic communications, even if information is communicated to an unintended recipient. You understand that, when You receive such calls or electronic communications, You may incur a charge from the company that provides You with telecommunications, wireless and/or Internet services. You agree that We have no liability for such charges. You agree to immediately notify Us if You change telephone numbers or are otherwise no longer the subscriber or customary user of a telephone number You have previously provided to Us.

2.	Monitoring and Recording. We may monitor, tape, or electronically record Our telephone calls with You, including, without limitation, any calls with Our and/or Processor’s or Other Processor’s customer service department, collection department, and any other department.

XII. Arbitration Provision with Class Action Waiver.

1.	You and We agree to resolve any and all claims and disputes relating in any way to this Agreement or Our dealings with You (“Claims”), except for Claims concerning the validity, scope or enforceability of this Section XII (“Arbitration Provision”), through BINDING INDIVIDUAL ARBITRATION. Notwithstanding the foregoing, You or We may bring an individualized action in small claims court for Claims within the jurisdiction of that court. This Arbitration Provision is made with respect to transactions involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “FAA”), and not by state law.

2.	Individual Arbitration. By entering into this Arbitration Provision, neither You nor We will be able to have the dispute settled by a court or jury trial or to participate in a class action, collective action, class arbitration, or other representative action or proceeding. Other rights that You and We would have if You or We went to court will not be available or will be more limited in arbitration, including the right to appeal. You and We each understand that by agreeing to resolve any dispute through individual arbitration, WE ARE EACH WAIVING THE RIGHT TO A COURT OR JURY TRIAL. YOU AND WE AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN YOUR OR OUR INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. The arbitrator(s) may not consolidate more than one party’s claims and may not otherwise preside over any form of a representative or class proceeding. Further, the arbitrator may award declaratory or injunctive relief only in favor of the individual party seeking relief and only to the extent necessary to provide relief warranted by that party’s individual claim. If applicable law precludes enforcement of any of this paragraph’s limitations as to a particular claim for relief, then that claim (and only that claim) must be severed from arbitration and may be brought in court. If any portion of this Arbitration Provision other than this paragraph’s limitations is deemed invalid or unenforceable, it shall not invalidate the remaining portions of this Arbitration Provision.

3.	Arbitration Rules. Arbitration of any dispute under this Arbitration Provision shall be administered by JAMS pursuant to the applicable rules of JAMS in effect at the time the arbitration is initiated. You may contact JAMS to obtain information about arbitration, by calling 800-352-5267 or visiting www.jamsadr.com. If JAMS is unable or unwilling to administer the arbitration of a dispute, then a dispute may be referred to any other arbitration organization You and We agree upon or to an arbitration organization or arbitrator appointed pursuant to section 5 of the FAA. Arbitrations shall be conducted before a single arbitrator. Any in-person arbitration shall take place in the federal judicial district in which Your physical address is located, unless otherwise agreed by You and Us in writing. If Your claim is for $10,000 or less, We agree that You may choose whether the arbitration will be conducted solely on the basis of documents submitted to the arbitrator, through a telephonic hearing, or by an in-person hearing as established by the JAMS rules. If Your claim exceeds $10,000, the right to a hearing will be determined by the JAMS rules.

4.	Regardless of the manner in which the arbitration is conducted, the arbitrator shall issue a reasoned written decision sufficient to explain the essential findings and conclusions on which the award is based. The arbitrator shall apply applicable substantive law consistent with the FAA and applicable statutes of limitations and shall be authorized to award any relief that would have been available in court, provided that the arbitrator’s authority to resolve claims and make awards is limited to You and Us alone except as otherwise specifically stated herein. The decision by the arbitrator shall be final and binding. You and We agree that this Arbitration Provision extends to any other parties involved in any Claims, including but not limited to Your and Our employees, affiliated companies, and vendors. In the event of any conflict between this Arbitration Provision and the JAMS arbitration rules or the rules of any other arbitration organization or arbitrator, this Arbitration Provision shall govern.

5.	Arbitration Fees and Costs. Except as otherwise provided for herein, We will pay all JAMS filing, administration, and arbitrator fees. If, however, the arbitrator finds that either the substance of Your claim or the relief sought in Your arbitration demand is frivolous or brought for an improper purpose (as measured by the standards set forth in Federal Rule of Civil Procedure 11(b)), then the payment of such fees will be governed by the JAMS rules. In such case, You agree to reimburse Us for all monies previously disbursed by Us that are otherwise Your obligation to pay under the JAMS rules. In addition, if You initiate an arbitration in which You seek more than $75,000 in damages, the payment of these fees will be governed by the JAMS rules.

6.	Arbitration Provision Is Optional. YOU HAVE THE RIGHT TO REJECT THIS ARBITRATION PROVISION, BUT YOU MUST EXERCISE THIS RIGHT PROMPTLY. If You do not wish to be bound by this agreement to arbitrate, You must notify Us in writing within sixty (60) days after the date of this Agreement. You must send Your request to: 33 New Montgomery St. Suite 750 San Francisco, CA 94105. The request must include Your full name, address, Shopify Store name, d/b/a name (if applicable), and the statement “I reject the Arbitration Provision contained in my Shopify Loan Agreement.” If You exercise Your right under this Section XII to reject arbitration, the other terms of this Agreement shall remain in full force and effect as if You had not rejected arbitration. Opting out of this Arbitration Provision has no effect on any other or future arbitration agreements that You may have with Us.

XIII. Register.

You agree that Lender, on Your behalf, may maintain a register in order to record the amount of Your Loan and the current or future owner of Your Loan (including any assignee, participant or transferee, if any, who becomes the subsequent owner of any portion of Your Loan) (the “Register”). The parties hereto agree that the entity whose name is recorded in the Register as the current owner of Your Loan is treated as the owner of Your Loan. The Register must be updated for any transfer of ownership of Your Loan to occur.

By clicking on “Accept terms,” You agree, on behalf of Your business Synergy CHC Corp, as Borrower, to the terms of this Agreement, which includes an arbitration and waiver of class action provision, and You represent that You are an Authorized Representative of Borrower and acknowledge that You received a copy of this Agreement.